Exhibit 10.18

PCC – MEMORANDUM

DATE:	February 24, 2005
TO:	Peter Waite
FROM:	Mark Donegan
SUBJECT:	Change in Status

Peter, I want to follow up on the conversations we have had over the past few months about your proposed change in status. As I see it, here are the details for your new responsibilities.

We are working to identify your successor at Airfoils. Your resignation as President of Airfoils and an officer of PCC will become effective prior to the end of the current fiscal year, at which time your successor will assume responsibility for management of the Division. You will continue at your current rate of pay through the end of June 2005 by which time you will have liquidated your accrued vacation. Effective July 1, 2005 your compensation will change to an annual salary rate of $250,000, paid twice monthly.

Following your resignation as President through June 6, 2009 (your normal retirement date), you will be available to advise the Company in connection with i) the transition to new leadership for PCC Airfoils, ii) operational matters of a general nature and with respect to investment casting specifically and iii) our evaluation of potential strategic and financial transactions. It is anticipated that we will also request that you participate in external activities and events for the benefit of the Company. I, or my designee, will give you assignments from time to time during this period.

During your continued employment into 2009, you will not continue to accrue more Years of Benefit Service under the SERP. I should also note that the change in your employment arrangement does not constitute termination of employment under the SERP.

In your new employment capacity, your classification for stock option purposes will change and you may or may not be awarded additional options under the stock option plan; existing options will vest in the ordinary course as long as your employment status continues. Effective with your stepping down as President of Airfoils, you will no longer be covered by the standard "Change of Control" Agreement which you and PCC signed a number of years ago; nor will you continue to participate in the Executive Bonus Plan. In terms of your general employment status, you will remain an employee-at-will. Your participation in company benefit plans will depend upon your employment status and the terms of the individual plans and programs. Medical benefits will continue to be provided under the Airfoils' plan subject to our right to substitute an alternative program with substantially the same benefits if a substitution is appropriate. We reserve the right to change any of the plans under which you may be covered in the future in accordance with the terms of the individual plans. In addition, changes in law may impact the benefits to which you are entitled in the future.

In exchange for continuing your at-will employment, you agree to a five-year non-compete, commencing upon the end of your employment with FCC. In this non-compete, you agree that you will not directly or indirectly own (as an asset or equity owner, except for holdings of up to 5% of the equity shares of a publicly traded company), manage, operate, join, control, or work as an employee, officer, director, consultant, or independent contractor in any business that engages in investment casting or sells the same or directly related product or service lines offered for sale by PCC worldwide. You further agree not to compete in such manner at any time during your remaining employment with PCC. You agree that this five-year non-compete is supported by valuable consideration, and that it is reasonable and not unduly restrictive in light of your retirement goals; your possession of highly confidential and proprietary information (including trade secrets and customer information) and the special, unique and extraordinary services you have provided to Airfoils and PCC. You agree that Ohio law governs this non-compete agreement and that you have had sufficient time to consult your own legal counsel regarding this provision.

If the above is acceptable, please confirm by signing below.

UNDERSTOOD AND AGREED

/s/ PETER WAITE Peter Waite

Signed: February 24, 2005